As filed with the Securities and Exchange Commission on August 25, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULFPORT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	73-1521290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14313 North May Avenue, Suite 100 Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)

Gulfport Energy Corporation 2013 Restated Stock Incentive Plan

(Full title of the plan)

Aaron Gaydosik

Chief Financial Officer

Gulfport Energy Corporation

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

(Name and address of agent for service)

(405) 242-4404

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION TABLE

Title of Securities to be Registered	Amount To Be Registered (1)	Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.01 par value	4,500,000	$33.78	$152,010,000	$17,663.56

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the registrant’s common stock which become issuable under the registrant’s 2013 Restated Stock Incentive Plan , as amended, pursuant to its anti-dilution provisions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock on August 24, 2015, as reported on the NASDAQ Global Select Market.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 is filed by Gulfport Energy Corporation, a Delaware corporation (“Gulfport” or “Registrant”), relating to 4,500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the Gulfport Energy Corporation 2013 Restated Stock Incentive Plan, as amended and restated (the “Plan”). The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 7,500,000 shares, which includes: (i) the 627,337 shares of Common Stock issuable upon the exercise of options outstanding under Gulfport’s 1999 Stock Option Plan and previously registered under Gulfport’s Form S-8 (Commission File No. 333-55738) on February 16, 2001 (the “Initial Registration Statement”); (ii) the 777,269 shares of Common Stock previously registered under Gulfport’s Form S-8 (File No. 333-129178) on October 21, 2005 (the “Second Registration Statement”) and (iii) the 1,595,394 shares of Common Stock previously registered under Gulfport’s Form S-8, (File No. 333-135728) on July 12, 2006 (the “Third Registration Statement” and, together with the Initial Registration Statement and the Second Registration Statement, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the Third Registration Statement is incorporated by reference and made part of this Registration Statement, except as amended hereby. The prospectus referred to in Part I of this Registration Statement is a combined prospectus for purposes of Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), and relates to this Registration Statement and the Prior Registration Statements.

PART I

Gulfport will provide all participants in the Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, Gulfport is not filing such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Gulfport with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K:

(a) Gulfport’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015;

(b) the information specifically incorporated by reference into Gulfport’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from its definitive proxy statement on Schedule 14A, filed on April 30, 2015 as supplemented by additional proxy materials on May 6, 2015;

(c) Gulfport’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 7, 2015;

(d) Gulfport’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 7, 2015;

(e) Gulfport’s Current Reports on Form 8-K filed with the SEC on March 19, 2015, April 15, 2015 (except for Item 7.01 therein), April 16, 2015, April 21, 2015, June 12, 2015 (except for Item 7.01 therein) and June 24, 2015; and

(f) The description of Gulfport’s Common Stock contained in its Registration Statement on Form S-3ASR, filed on November 6, 2013, and any amendment or report filed for the purpose of updating this description.

Except to the extent that information is deemed furnished and not filed pursuant to securities law and regulations, all documents filed by Gulfport pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of filing of such documents.

In addition, Gulfport incorporates by reference the financial statements of Diamondback Energy, Inc., or Diamondback, that have been included on pages F-1 to F-54 in Diamondback’s Annual Report on Form 10-K (File No. 001-35700) filed with the SEC on February 20, 2015.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Gulfport has adopted provisions in its Amended and Restated Bylaws, as further amended, or the Bylaws, and its Restated Certificate of Incorporation, as amended, or the Charter, which provide for indemnification of Gulfport’s officers and directors to the maximum extent permitted under the DGCL, as amended.

Certificate of Incorporation and Bylaws

The Charter provides that no director shall be personally liable to Gulfport or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Charter is to eliminate the rights of Gulfport and its stockholders (through stockholders’ derivative suits on Gulfport’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Charter, the liability of Gulfport’s directors to Gulfport or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification by Gulfport’s stockholders of provisions of the Charter affecting indemnification rights will be prospective only, and will not in any way diminish or adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

The Bylaws provide that Gulfport will, to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, indemnify and hold harmless Gulfport’s current and former directors and officers, as well as those persons who, while directors or officers of Gulfport, are or were serving at Gulfport’s request as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed action, suit or proceeding brought by reason of the fact that such person serves or served in one or more of the foregoing roles, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Bylaws will be indemnified by Gulfport in connection with a proceeding initiated by such person only if such proceeding was authorized by Gulfport’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Bylaws is a contract right that includes the right to be paid by Gulfport the expenses (including, without limitation, attorney’s fees) incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by any officer or director (solely in the capacity as an officer or director of Gulfport) will be made only upon delivery to Gulfport of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under the Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Bylaws may have or hereafter acquire under law, the Charter, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

The Bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Charter. In addition, the Bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by Gulfport within a specified period of time. The Bylaws also permit Gulfport to purchase and maintain insurance, at Gulfport’s expense, to protect Gulfport and/or any director, officer, employee or agent of Gulfport or another entity, trust or other enterprise against any expense, liability or loss, whether or not Gulfport would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Bylaws affecting indemnification rights, whether by Gulfport’s board of directors or stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits Gulfport to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Bylaws also permit Gulfport, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Charter.

Indemnification Agreements

Gulfport has entered into indemnification agreements with each of its current directors. These agreements require Gulfport to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Gulfport, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Gulfport maintains director and officer liability insurance providing insurance protection for specified liabilities under specified term.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 25th day of August, 2015.

GULFPORT ENERGY CORPORATION

By:	/s/ Aaron Gaydosik
Name:	Aaron Gaydosik
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael G. Moore and Aaron Gaydosik, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8, and any and all amendments (including post-effective amendments or any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) thereto, for the registration of an additional 4,500,000 shares of Gulfport Energy Corporation common stock for awards under the Gulfport Energy Corporation 2013 Restated Stock Incentive Plan, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael G. Moore	Chief Executive Officer and President (Principal Executive Officer), Director	August 25, 2015
Michael G. Moore

/s/ Aaron Gaydosik	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	August 25, 2015
Aaron Gaydosik

/s/ Donald L. Dillingham	Director	August 25, 2015
Donald D. Dillingham

/s/ Craig Groeschel	Director	August 25, 2015
Craig Groeschel

/s/ David L. Houston	Director	August 25, 2015
David L. Houston

/s/ Ben T. Morris	Director	August 25, 2015
Ben T. Morris

/s/ Scott E. Streller	Director	August 25, 2015
Scott E. Streller

S-1

EXHIBIT INDEX

Exhibit	Description

3.1	Restated Certificate of Incorporation of Gulfport (incorporated by reference from Exhibit 3.1 to the Form 8-K, File No. 000-19514, filed by Gulfport with the SEC on April 26, 2006).

3.2	Certificate of Amendment No. 1 to Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.2 to Form 10-Q, File No. 000-19514, filed by the Company with the SEC on November 6, 2009).

3.3	Certificate of Amendment No. 2 to Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on July 23, 2013).

3.4	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on July 12, 2006).

3.5	First Amendment to the Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the Current Report on Form 8-K, File No. 000-19514, filed by the Company with the SEC on July 23, 2013).

3.6	Second Amendment to the Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, File No. 000-19514, filed by the Company with the SEC on May 2, 2014).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-115396, filed by the Company with the SEC on July 22, 2004).

4.2	Indenture, dated as of October 17, 2012, among Gulfport Energy Corporation, subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including the form of Gulfport Energy Corporation’s 7.750% Senior Note Due November 1, 2020) (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on October 23, 2012).

4.3

First Supplemental Indenture, dated as of December 21, 2012, among Gulfport Energy Corporation, subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to

Exhibit 4.2 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on December 26, 2012).

4.4

Second Supplemental Indenture, dated as of August 18, 2014, among Gulfport Energy Corporation, subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.3 to the

Form 8-K, File No. 000-19514, filed by the Company with the SEC on August 19, 2014).

4.5	Indenture, dated as of April 21, 2015, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (including the form of the Company’s 6.625% Senior Notes due 2023) (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on April 21, 2015).

4.6	Registration Rights Agreement, dated as of April 21, 2015, among the Company, the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc., as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.2 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on April 21, 2015).

4.7	Voting Rights Waiver Agreement, dated June 10, 2015, by and among Gulfport Energy Corporation, Putnam Investment Management, LLC, The Putnam Advisory Company, LLC and Putnam Fiduciary Trust Company (incorporated by reference to Exhibit 4.1 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on June 12, 2015).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

E-1

Exhibit	Description

10.1	2013 Restated Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to the Form S-4, File No. 333-189992, filed by the Company with the SEC on July 17, 2013).

10.2	Form of Stock Option Agreement (incorporated by reference from Exhibit 10.2 to Form 8-K, File No. 000-19514, filed by the Company with the SEC on April 26, 2006).

10.3	Form of Restricted Stock Award Agreement (incorporated by reference from Exhibit 10.3 to Form 10-K, File No. 000-19514, filed by the Company with the SEC on February 28, 2014).

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Ryder Scott Company, L.P.

23.5*	Consent of Grant Thornton LLP with respect to Diamondback Energy, Inc. financial statements.

24.1*	Power of attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

E-2